EXHIBIT 99
SENIOR EXECUTIVE JOINS EZCORP BOARD
AUSTIN, Texas (June 1, 2007) — EZCORP, Inc. (Nasdaq: EZPW) announced today the addition of a new member to the Company’s Board of Directors.
RICHARD M. (Dick) EDWARDS has been elected to the Board of Directors of EZCORP Inc. and will be a member of the Board’s Compensation Committee.
Mr. Edwards recently retired as the Senior Vice President of International Marketing with the National Western Life Insurance Company (Nasdaq: NWLIA). During his thirty-year career he had responsibility for the Company’s international business development, marketing and policy owner services for National Western Life throughout the world.
Joe Rotunda, EZCORP’s President and Chief Executive Officer said, “The expansion of EZCORP’s independent Directors ensures the Company will continue to benefit from a diversity of experience and opinions. Dick Edward’s expertise in financial and strategic business development areas as well as his organizational leadership experience will be a significant asset to our organization, and we are delighted to have him join our Board of Directors.”
Mr. Edwards is a graduate of the University of Texas and resides with his wife, Rosemary, in Austin, Texas.
EZCORP is primarily a lender or provider of credit services to individuals who do not have cash resources or access to credit to meet their short-term cash needs. The Company offers non-recourse loans collateralized by tangible personal property, commonly known as pawn loans, in 280 U.S. and two Mexico EZPAWN locations open at March 31, 2007. At these locations, the Company also sells merchandise, primarily collateral forfeited from its pawn lending operations, to consumers looking for good value. In 369 EZMONEY locations and 80 EZPAWN locations open at March 31, 2007, the Company offers short-term non-collateralized loans, often referred to as payday loans, or fee based credit services to customers seeking loans.